Debt Waiver Agreement

Party A: LI, FU-CHANG
Party B: Henan Law Anhou Insurance Agency Co., Ltd.

Party A continually loan to Party B for the purpose of operation and development of Party B with a grand total of RMB:6,210,250 as of March, 31, 2011. Due to the subsequent merger of enterprises, and through friendly consultation by both Parties, Party A and Party B reach following agreements:

1.	Party A hereby covenant to waive his claim to the creditor's rights;
2.	Debt Waiver hereof is unpaid and without consideration, Party A shall not ask for any price or cost from Party B;
3.	This Debt Waiver Agreement has obtained all authorizations and approvals by both party and relevant internal authority.

Party A: LI, FU-CHANG (Signed by):	Party B (Sealed by): Henan Law Anhou Insurance Agency Co., Ltd. (Sealed by):
Date: March 31st, 2011	Date: March 31st, 2011